Exhibit 99.3

SUBSCRIPTION AGREEMENT UPDATE

This Subscription Agreement Update (this “Update”) is being entered into as of June 13th 2024, by and between Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (the “Issuer”) and the undersigned subscriber (the “Investor”), in connection with Subscription Agreement dated as of May 6th, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the parties have entered into the Agreement, and wish to amend the Agreement as set forth here;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Clause 10(c) of the Subscription Agreement. The following sentence in Clause 10 of the Subscription Agreement is hence amended and restated to read as follows:

Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, and (c) ~~30 days after the Outside Date (as defined in the Transaction Agreement as in effect on the date hereof)~~ June 28th 2024, if the Closing has not occurred by such date other than as a result of a breach of the Investor’s obligations hereunder (the termination events described in clauses (a)– (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach.

This Update constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Except as amended by this Update, the Agreement shall continue in full force and effect. This Update shall be governed by, and construed in accordance with, the Laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Update to be executed by its duly authorized representative as of the date first written above.

INVESTOR

By:
Name:

Crown LNG Holdings

By:
Name:
Title: